Exhibit 10.14
EMPLOYMENT AGREEMENT
     THIS AGREEMENT is made and entered into as of the December 23, 2005, by and between Golden Telecom, Inc. (“GTI”), a Delaware corporation, and Derek Anthony Bloom, an adult citizen of the United States of America (the “Employee”).
     WHEREAS, the Employee has been employed as Senior Vice President, General Counsel and Corporate Secretary of GTI since the 10th day of January 2005; and
     WHEREAS, GTI desires to amend the Employee’s employment agreement, and the Employee agrees to be employed by GTI subject to the terms and provisions of this employment agreement (the “Agreement”);
     NOW THEREFORE, GTI and the Employee mutually agree as follows:
1.	Employment.
(a)	GTI hereby employs the Employee, and the Employee agrees to be employed on the terms and conditions set forth herein.

(b)	The Employee is employed in the position of Senior Vice President, General Counsel and Corporate Secretary of GTI, and shall be seconded to one or more of GTI’s affiliates, based in Moscow, Russia, but may from time to time be given such additional titles or be requested to perform such duties and exercise such power and authority commensurate with the Employee’s position as may be delegated to the Employee by the Chief Executive Officer or the Board of Directors of GTI.

(c)	The Employee shall devote all necessary business time and attention, and employ the Employee’s best efforts, toward the fulfillment and execution of all assigned duties, and the satisfaction of defined annual and/or longer-term performance criteria.
2.	Term.
(a)	This Agreement is effective as of December 23, 2005, the date of execution of this Agreement, and shall continue unless terminated in accordance with Section 10 herein.

(b)	GTI reserves the right to pay the Employee in lieu of any period of notice.

(c)	Further, GTI reserve the right to require the Employee not to attend GTI’s premises or the premises of the Employee’s business unit or to provide the Employee with alternative work of a broadly similar nature to the work the Employee normally performs, during any period of suspension or whilst the Employee is under notice of termination (served either by GTI or the Employee) provided that the Employee continues to be paid the salary and benefits to which the Employee is entitled under this Agreement and further provided that the period of any such requirement does not exceed six (6) months.
3.	Compensation.
(a)	For the purposes of this Agreement, “Salary” shall mean all payments by GTI to the Employee pursuant to this Section 3.

(b)	Commencing on the date hereof and continuing thereafter unless adjusted as set forth herein, the Employee shall be paid an annual Salary of three hundred thousand dollars (USD 300,000) payable in accordance with GTI’s customary payroll practices for Employees, but no less frequently than bi-monthly and prorated for any partial year of employment.

(c)	As soon as practicable following the last day of each fiscal year of GTI, GTI shall review the Salary of the Employee and shall consider, based upon the Employee’s performance and GTI’s financial position, potential increases, but not decreases, to the Employee’s Salary as GTI shall, in its sole and absolute discretion, deem appropriate. Any such increased Salary shall be the “Salary” for all purposes under this Agreement.
4.	Bonus.
Subject to the terms and conditions of the Golden Telecom Group, Inc. Incentive Bonus Plan for Senior Management (“Bonus Plan”), attached hereto as Annex A and forming an integral part hereof, GTI shall pay to the Employee an annual performance-based, incentive compensation payment (“Target Bonus”), which in the first year of the Employee’s employment, ending January 10, 2006 was in the amount of one hundred and five thousand dollars (USD 105,000).
5.	Grant of Stock Appreciation Rights.
The Employee has been awarded thirty thousand (30,000) Stock Appreciation Rights (“SARs”) pursuant to the Golden Telecom, Inc. 2005 Stock Appreciation Rights Plan (the “Plan”) pursuant to the standard pricing and vesting schedule and award agreement for participants in the Plan.
6.	Benefits.
(a)	During the term of this Agreement, the Employee shall be entitled to receive such benefits and to participate in such employee group pension and welfare benefit plans, property, life, and disability insurance, and worldwide medical insurance and health benefits for the Employee and his family with a reputable international insurance agency, initially Aetna Global Benefits, and dental and medical coverage policies as are generally provided by GTI to its employees of comparable level and responsibility in accordance with the plans, practices and programs of GTI (“Benefits”). The Employee’s life insurance policy shall carry a value of $500,000 and his disability insurance policy shall carry a value of sixty (60) percent of the Employee’s Salary, and in the absence of valid insurance policies with independent insurance companies, these insurance obligations shall be direct obligations of the Employer.
(b)	During the term of this Agreement, GTI shall pay the reasonable school fees for the Employee’s eligible children in accordance with the policies and practices of GTI.

(c)	Upon termination of this Agreement under any of the eventualities described in paragraphs (b)-(e) of Section 10 hereof, GTI shall provide the Employee with reimbursement (i) for the cost of a one-way business class airline ticket for the Employee and his spouse (or if he is not married, his significant other) and his children from their place of secondment to their place of relocation or their domicile in their home country; and (ii) for the cost of moving the Employee’s and his spouse’s (or if he is not married, his significant other’s) and children’s household goods and other personal property from their place of secondment to their place of relocation or to any storage facility designated by the Employee.

In conjunction with the foregoing, in the event of the Employee’s voluntary resignation under Subsection 10(d) hereof, the benefits provided under this Subsection 6(c) shall be payable only if (i) the effective date of the Employee’s voluntary resignation is on or after the first anniversary of his commencement of employment under this Agreement, and (ii) the Employee and his spouse (or if he is not married, his significant other) and his children incur the foregoing travel and relocation expenses within one (1) year of the effective date of the termination of his employment.

Furthermore, in the event of the Employee’s death or termination of employment due to Total Disability under Subsections 10(b) and (c) hereof, respectively, the foregoing travel and relocation expense shall include the cost, as appropriate, of shipping the Employee’s body to a place designated by him or his spouse (or if he is not married, his significant other) or alternatively, if appropriate due to the Employee’s Total Disability, shall include the cost of providing the Employee with an appropriate medical evacuation mode of travel.

(d)	During the term of this Agreement and for the tax reporting year twelve months after the termination of this Agreement, GTI shall pay the cost of services by Ernst & Young, or some other reputable international accounting/tax firm as determined by GTI, to prepare the Employee’s and his spouse’s (or if he is not married, his significant other’s) tax declarations in Russia and in the Employee’s and his spouse’s (or if he is not married, his significant other’s) country of citizenship, to the extent required and requested by the Employee. In addition, it is the intent of the parties hereto that GTI shall equalize the Employee’s income tax obligation as if the Employee’s compensation and other benefits provided under this Agreement were earned in the Employee’s home country and subject only to income tax by the Employee’s home country; provided, that the Employee will retain the benefit of his “Foreign Tax Credit carryforwards” from years prior to his commencement of employment with GTI and the effect of these Foreign Tax Credits should not be lost for the Employee and the actual and economic benefit of any equivalent benefit in the Employee’s home country as is allowed to US citizens pursuant to any Foreign Earned Income Exclusion and the Foreign Housing Exclusion and Deduction (the “Exclusions”) as set forth in Section 911 of the Internal Revenue Code of 1986, as amended (the “Code”), (the Foreign Income Exclusion currently being eighty thousand dollars (USD 80,000)). As such, the parties hereto expressly acknowledge and agree that (i) GTI or its affiliates shall pay all of the Employee’s Russian tax obligations associated with the Employee’s compensation and other benefits provided under this Agreement, in such amounts and at such times as required by applicable Russian tax law (whether directly to the Russian taxing authority, or through reimbursement to the Employee), plus pay to the Employee such additional amounts as are required to gross up the Employee’s compensation and benefits provided under this Agreement for any Russian income taxes or other income taxes of the Employee’s home country associated with the payments and reimbursements required by this Section 6(d) and (ii), notwithstanding any change in applicable tax law after the date hereof, the potential benefit to the Employee associated with the Exclusions shall in no event be less than the amount that would be available to the Employee under Code Section 911 as of the date hereof.
(e)	During the term of this Agreement, GTI shall provide necessary visa support for the Employee and his family.

(f)	During the term of this Agreement, GTI shall make available, at its sole expense, foreign language training for the Employee, his spouse (or if not married, his significant other) and children.

(g)	During the term of this Agreement, GTI will match 50% of Employee’s maximum allowed annual contribution into GTI’s-sponsored 401(k) Plan.

(h)	During the term of this Agreement, GTI shall provide Employee with blanket accident insurance, which insures against accidental loss of life or bodily injury.

(i)	During the term of this Agreement, GTI shall make available to Employee personal property insurance coverage against physical loss to items of Employee’s personal property which are lost, damaged or destroyed.
7.	Expense Reimbursement.

During the term of employment, GTI shall reimburse the Employee for all reasonable and necessary expenses incurred by the Employee in connection with the performance of Employee’s duties as an employee of GTI. Such reimbursement is subject to the submission to GTI by the Employee of appropriate documentation and/or vouchers in accordance with the customary procedures of GTI for expense reimbursement, as such procedures may be revised by GTI from time to time hereafter.

8.	Vacation.

During each of GTI’s fiscal years during the term of employment, the Employee shall be entitled to no less than four (4) weeks vacation, or such greater number of days as provided by any policy of GTI. Unused vacation days will not carry-over or accumulate from year to year without the prior written consent of the Director, Human Resources.

9.	Taxation Policy.

Notwithstanding Section 6(d) of this Agreement, to the extent that the Golden Telecom Group, Inc. Expatriate Taxation Policy, as amended from time to time (“Policy”), provides more favorable treatment to the Employee, the Policy will control.

10.	Termination.
(a)	GTI shall have “Cause” to terminate the Employee’s employment hereunder upon the Employee’s:
(i)	failure to follow a legal order of the Board of Directors or the Chief Executive Officer of GTI, other than any such failure resulting from the Employee’s physical or mental disability, sickness or other periods of excused absence after notice and reasonable opportunity for cure;

(ii)	fraud, embezzlement, or any other similar illegal act committed by the Employee in connection with the Employee’s duties as an employee of GTI or any subsidiary or affiliate or parent, direct or indirect, of GTI;

(iii)	conviction of any felony involving moral turpitude which causes or may reasonably be expected to cause substantial economic injury to or substantial injury to the reputation of GTI or any subsidiary or affiliate or parent, direct or indirect, of GTI; or

(iv)	willful commission of an act or willful omission of an act which is intended to cause or may reasonably be expected (as of the time of such occurrence) to cause substantial economic injury to or substantial injury to the reputation of GTI or any subsidiary or affiliate or parent, direct or indirect, of GTI, including, without limitation, any material violation of the Foreign Corrupt Practices Act, as described herein below.
Action or inaction by the Employee shall not be considered “willful” unless done or omitted by the Employee intentionally and without the Employee’s reasonable belief that the Employee’s action or inaction was in the best interests of GTI, and shall not include failure to act by reason of total or partial incapacity due to physical or mental illness. The cessation of employment of the Employee shall not be deemed to be for Cause unless prior to such termination there shall have been delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the disinterested membership of the Board of Directors of GTI at a meeting of such Board of Directors called and held for such purpose (after reasonable notice is provided to the Employee and the Employee is given an opportunity, together with counsel, to be heard before such Board of Directors), finding, that, in the good faith opinion of the Board of Directors, the Employee is guilty of the conduct described in clause (i), (ii) (iii) or (iv) above, and specifying the particulars thereof in detail.
(b)	Termination by Reason of Total Disability. Notwithstanding anything to the contrary in this Agreement, GTI shall at all times have the right to terminate this Agreement and the employment of the Employee immediately by delivering written notice to the Employee if the Employee experiences a Total Disability. For the purpose of this Agreement, the term “Total Disability” means any mental or physical illness, condition, disability or incapacity that:
(i)	prevents the Employee from discharging essential job responsibilities and employment duties;

(ii)	shall be attested to in writing by a physician or a group of physicians acceptable to GTI; and

(iii)	continues for period of six (6) consecutive months.
A Total Disability shall be deemed to have occurred on the last day of such applicable six (6) month period, and shall be determined in accordance with applicable law relating to disability.
(c)	Termination by Reason of Death. This Agreement shall terminate immediately upon the death of the Employee.

(d)	Voluntary Resignation. The Employee may terminate the Agreement at any time by giving ninety (90) days prior written notice to GTI (the “Employee’s Notice Period”). Upon receipt of such notice to GTI, GTI, in its sole and absolute discretion, may either continue to employ the Employee during all or part of the Employee’s Notice Period, or may continue to pay the Employee’s Salary and continue Benefits during the Employee’s Notice Period in lieu of continued employment.

(e)	Termination Without Cause. GTI may terminate the Employee’s employment at any time, for any reason, by providing the Employee with ninety (90) days prior written notice (the “Employer’s Notice Period”) of pending termination. Upon providing such notice to the Employee, GTI, in its sole and absolute discretion, may either continue to employ the Employee during all or part of the Employer’s Notice Period, or may continue to pay the Employee’s Salary and continue Benefits during the Employer’s Notice Period in lieu of continued employment.

(f)	Notice of Termination. Any termination by GTI shall be communicated by Notice of Termination to the Employee given in accordance with Section 19. For purposes of this Agreement, a “Notice of Termination” means a written notice given within ten (10) business days of the GTI’s having actual knowledge of the events giving rise to such termination, which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the

Employee’s employment under the provision so indicated, and (iii) if the termination date is other than the date of receipt of such notice, specifies the termination date of this Agreement (which date shall be not more than fifteen (15) days after the giving of such notice).
11.	Payments Upon Termination.
(a)	Payment. Except as specifically set forth herein, all payments to be made under the terms of this section may be made, in GTI’s sole and absolute discretion, in one lump sum payment paid as soon as reasonably practical following the date of Employee’s termination or in installments over the term of the period covered by the payments, paid in accordance with GTI’s customary payroll practices.

(b)	Termination For Cause. In the event that the Employee’s employment under this Agreement is terminated for Cause, GTI shall have no obligation to pay the Salary or provide any other compensation or Benefits provided under this Agreement to, or for the benefit of, the Employee for any period after the date of such termination, or to pay any Bonus for the fiscal year in which such termination occurs; provided, however, that GTI shall promptly pay (i) all Salary earned by the Employee prior to the date of such termination, (ii) any Benefits under any plans of GTI in which the Employee is a participant to the full extent of the Employee’s rights under such plans prior to termination, and (iii) reimbursement of any appropriate business and/or entertainment expenses incurred by the Employee prior to termination and properly submitted to GTI.

(c)	Termination by Reason of Total Disability. In the event that the Employee’s employment under this Agreement is terminated by reason of Total Disability, GTI shall have no obligation to pay the Salary provided under this Agreement to or for the benefit of the Employee for any period after the date of such termination; provided, however, that GTI shall promptly pay to the Employee (i) all Salary earned by the Employee prior to the date of such termination, (ii) the pro rata share of any Bonus for the fiscal year in which the total disability occurred (which payment shall be made based on the assumption that GTI had met the requirement for the payment of the Target Bonus) (iii) any Benefits under any plans of GTI in which the Employee is a participant to the full extent of the Employee’s rights under such plans, and (iv) reimbursement of appropriate business and/or entertainment expenses incurred by the Employee prior to such termination and properly submitted to GTI, each such item to be paid to the date of such termination with the exception of disability benefits, which shall continue to be paid from the GTI’s insured or self-insured long-term disability plan, as the case may be, for the period specified in such plan. In the event there is a period of time during which the Employee is not being paid Salary and not receiving long-term disability payments for any reason, and conditioned upon the Employee or the Employee’s representative immediately notifying GTI in writing, the GTI Compensation Committee shall make all necessary inquiries and shall decide in its sole and absolute discretion whether GTI shall make interim payments to the Employee until the commencement of payments under the long-term disability plan.

(d)	Termination by Reason of Death. If the Employee dies during the Employee’s employment pursuant to this Agreement, GTI shall have no obligation to pay the Salary provided under this Agreement to or for the benefit of the Employee for any period after the date of the Employee’s death; provided, however, that GTI shall promptly pay to the Employee’s designated beneficiary, to the degree earned but not paid prior to the date of the Employee’s death: (i) all Salary; (ii) the pro rata share of any Bonus for the fiscal year in which the death occurred (which payment shall be made based on the assumption that GTI had met the requirement for the payment of the Target Bonus); (iii) any Benefits under any plans of GTI in which the Employee is a participant to the full extent of the Employee’s rights under such plans, and (iv) reimbursement of any appropriate business and/or entertainment expenses incurred by the Employee and properly submitted.

(e)	Voluntary Resignation. In the event that the Employee resigns voluntarily from Employee’s employment with GTI, GTI shall have no obligation to pay the Salary provided under this Agreement to or for the benefit of the Employee for any period after the end of the expiration of the Employee’s Notice Period, or after the termination date if GTI elects to terminate the Employee and actually makes payments in lieu of employment during the Employee’s Notice Period; provided, however, that GTI shall promptly pay upon termination (i) all Salary earned by the Employee prior to the expiration of the Employee’s Notice Period and (ii) any Benefits under any plans of GTI in which the Employee is a participant to the full extent of the Employee’s rights under such plans prior to the expiration of the Employee’s Notice Period, provided, however, that such Benefits shall cease upon the Employee’s receipt of comparable benefits under, or coverage under, any plans provided by a new employer; and (iii) reimbursement of any appropriate business and/or entertainment expenses incurred by the Employee through the end of said notice period and properly submitted.

(f)	Termination Without Cause. In the event GTI terminates this Agreement and the Employee’s employment without Cause:
(i)	GTI shall promptly pay or provide to the Employee, to the extent earned prior to the date of such termination: (A) all Salary; (B) the pro rata share of all Bonuses for the fiscal year in which the termination occurred (which payment shall be made based on the assumption that GTI had met the requirement for the payment of the Target Bonus); (C) any Benefits under any plans of GTI in which the Employee is a participant to the full extent of the Employee’s rights under such plans prior to termination, except as noted in Section 11(f)(ii)(B) below; and (D) reimbursement of any appropriate business and/or entertainment expenses incurred by the Employee prior to such termination and properly submitted to GTI.

(ii)	subject to the GTI’s receipt from the Employee of a general release of employment-related claims, attached hereto as Annex D, GTI shall also promptly pay to the Employee:

(A) a lump sum amount equal to the Employee’s Salary at its then-current rate for a period equal to six (6) months, plus any amount to be paid to the Employee as a cash payout of Salary due to the Employee for that portion of the Employer’s Notice Period that GTI shall elect to pay out pursuant to section 11(e) hereof; provided that following the completion by the Employee of one year employment, the amount paid under this section 11(f)(ii)A shall increase to an amount equal to the Employee’s Salary at its then-current rate for a period equal to nine (9) months, plus any amount to be paid to the Employee as a cash payout of Salary due to the Employee for that portion of the Employer’s Notice Period that GTI shall elect to pay out pursuant to section 11(e) hereof; and
(B) in the event GTI is unable to continue such benefits pursuant to clause (iii) hereof, GTI shall pay to the Employee the cost of continuing all medical and dental coverages for a period of six (6) months, and shall pay directly to the Employee a cash amount equal to the maximum matching contribution which the Employee would have received pursuant to the terms of GTI’s 401(k) Plan as though he had been permitted to continue making the maximum permissible contributions to such plan for such period.
(iii)	In addition to the payments described in clause (ii) hereof, GTI shall continue to provide the Employee and his eligible dependents at GTI’s expense (except to the extent of any premiums customarily charged to active employees) with all medical, dental, life, disability and other coverages as provided for under Section 6(b) hereof during the period determined in accordance with Section 11(f)(ii)(A), provided however, that such benefits shall cease upon the Employee’s receipt of comparable benefits under, or coverage under, any plans provided by a new employer if such coverage commences prior to the period determined in accordance with Section 11(f)(ii)(A) hereof.
(g) Relocation Expense Reimbursements. Reimbursement of the amounts described in Subsection 6(c) hereof shall be promptly paid to the Employee provided a properly-submitted reimbursement request is received by GTI within sixty (60) days of the date(s) such expenses were incurred.
(h) No Requirement to Mitigate. The Employee shall not be required to mitigate the amount of any payment or benefit provided for in this Section 11 by seeking other employment or otherwise, and, unless specifically contemplated by this Agreement, the amount of any payment or benefit provided for in this Section 11 shall not be reduced by any compensation or benefits earned by the Employee as the result of employment by another employer or by retirement benefits or from any other source.
12. Payments In Event of Change of Control.
In the event of a Change of Control, the Employee shall receive payment in accordance with sections 12(b) and (c) below.

(a)	(1) For the purposes of this Agreement, a “Change of Control” shall have occurred whenever any of the following events happen:
(i)	any “Person” (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) as modified and used in Sections 13(d) and 14(d) of the Exchange Act), other than an “Excluded Party,” is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of GTI representing more than 49.9% of the combined voting power of GTI’s then outstanding voting securities;

(ii)	the stockholders of GTI approve a merger or consolidation of GTI with any other corporation, other than a merger or consolidation which would result in the voting securities of GTI outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) 50% or more of the combined voting power of the voting securities of GTI or such surviving or parent entity outstanding immediately after such merger or consolidation;

(iii)	the stockholders of GTI approve a plan of complete liquidation of GTI or an agreement for the sale or disposition by GTI of all or substantially all of GTI’s assets or all or substantially all of its and its subsidiaries’ assets, taken as a whole (or any transaction having a similar effect).
(2)	For purposes of this Agreement, an “Excluded Party” shall mean (1) GTI or any of its subsidiaries, (2) any trustee or other fiduciary holding securities under an employee benefit plan of GTI or any of its subsidiaries, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, (4) any corporation owned, directly or indirectly, by the stockholders of GTI in substantially the same proportions as their ownership of GTI’s common stock or (5) Alfa Telecom Limited, Nye Telenor East Invest AS, OAO Rostelecom or their respective wholly-owned subsidiaries and legal successors.
(b)	Change of Control Payment. As soon as practicable following a Change of Control, GTI shall pay the Employee a lump sum amount equal to two times the Employee’s Salary and a pro rata share of any Bonus for the portion of the GTI’s fiscal year which elapses prior to the Change of Control (which payment shall be made based on the assumption that GTI had met the requirement for the payment of the Target Bonus). The accelerated vesting of any stock options or restricted stock will be determined in accordance with the governing restricted stock plan or restricted stock agreement(s).

(c)	Certain Further Payments.
(i)	Tax Reimbursement Payment. In the event that any amount or benefit paid or distributed to the Employee by GTI or any of its affiliates (an “Affiliated Company”), whether pursuant to this Agreement or otherwise (collectively, the “Covered Payments”), is or becomes subject to the tax (the “Excise Tax”) imposed under Section 4999 of the Code, or a comparable provision of the tax laws of the Employee’s home country, or any similar tax that may hereafter be imposed, GTI shall pay to the applicable taxing authorities as withholding on behalf of the Employee, at the time specified in Section 12(f) below, the Tax Reimbursement Payment (as defined below). The Tax Reimbursement Payment is defined as an amount, which when added to the Covered Payments and reduced by any Excise Tax on the Covered Payments and any federal, state and local income tax and Excise Tax on the Tax Reimbursement Payment provided for by this Agreement (but without reduction for any federal, state or local income or employment tax on such Covered Payments), shall be equal to the sum of (i) the amount of the Covered Payments, and (ii) an amount equal to the product of any deductions disallowed for federal, state or local income tax purposes because of the inclusion of the Tax Reimbursement Payment in the Employee’s adjusted gross income and the highest applicable marginal rate of federal, state or local income taxation, respectively, for the calendar year in which the Tax Reimbursement Payment is to be made.

(ii)	Determining Excise Tax. For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax,
(A) such Covered Payments will be treated as “parachute payments” within the meaning of Section 280G of the Code, or a comparable provision of the tax laws of the Employee’s home country and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the opinion of the GTI’s independent certified public accountants, which, in the case of Covered Payments made after the date of a Change of Control, shall be GTI’s independent certified public accountants appointed prior to the date of the Change of Control, or tax counsel selected by such accountants (the “Accountants”), such Covered Payments (in whole or in part) either do not constitute “parachute payments” or represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4) of the Code) in excess of the “base amount,” or such “parachute payments” are otherwise not subject to such Excise Tax, and
(B) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

(d)	Applicable Tax Rates and Deductions. For purposes of determining the amount of the Tax Reimbursement Payment, the Employee shall be deemed:
(i)	to pay any applicable federal income taxes at the highest applicable marginal rate of federal income taxation for the calendar year, in which the Tax Reimbursement Payment is to be made,

(ii)	to pay any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Tax Reimbursement Payment is to be made, net of the maximum reduction in applicable federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of the Employee’s adjusted gross income), and

(iii)	to have otherwise allowable deductions for federal, state and local income tax purposes at least equal to those disallowed because of the inclusion of the Tax Reimbursement Payment in the Employee’s adjusted gross income.
(e)	Subsequent Events. In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder in calculating the Tax Reimbursement Payment made, the Employee shall repay to the GTI, at the time or as soon as practicable thereafter, that the amount of such reduction in the Excise Tax is finally determined, the portion of such prior Tax Reimbursement Payment that has been paid to federal, state or local tax authorities on the Employee’s behalf and that would not have been paid if such Excise Tax had been applied in initially calculating such Tax Reimbursement Payment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Tax Reimbursement Payment to be refunded to GTI has been paid to any federal, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to the Employee, and interest payable to GTI shall not exceed interest received or credited to the Employee by such tax authority for the period it held such portion. The Employee and GTI shall mutually agree upon the course of action to be pursued (and the method of allocating the expenses thereof) if the Employee’s good faith claim for refund or credit is denied.
In the event that the Excise Tax is later determined by the accountants to exceed the amount taken into account hereunder at the time the Tax Reimbursement Payment is made (including, but not limited to, by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Reimbursement Payment), GTI shall make an additional Tax Reimbursement Payment in respect of such excess (which Tax Reimbursement Payment shall include any interest or penalty payable with respect to such excess) at the time that the amount of such excess is finally determined.

(f)	Date of Payment. The portion of the Tax Reimbursement Payment attributable to a Covered Payment shall be paid to the applicable taxing authorities within ten (10) business days following the payment of the Covered Payment. If the amount of such Tax Reimbursement Payment (or portion thereof) cannot be finally determined on or before the date on which payment is due, GTI shall either pay to the applicable taxing authorities, an amount estimated in good faith by the Accountants to be the minimum amount of such Tax Reimbursement Payment and shall pay the remainder of such Tax Reimbursement Payment (which Tax Reimbursement Payment shall include interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined, but in no event later than forty-five (45) calendar days after payment of the related Covered Payment. In the event that the amount of the estimated Tax Reimbursement Payment exceeds the amount subsequently determined to have been due, such excess shall be repaid or refunded pursuant to the provisions of Section 12(e) above.
13.	Covenants of the Employee.
In order to induce GTI to enter into this Agreement and employ the Employee, the Employee hereby covenants and agrees as follows:
(a)	During the term of this Agreement, and for a period equal to six (6) months thereafter, the Employee shall not, without the prior written consent of GTI, directly or indirectly through any other person or entity, own, acquire in any manner any ownership interest in (except purely passive investments amounting to no more than five percent (5%) of the voting equity), or serve as a director, officer, employee, counsel or consultant of any person, firm, partnership, corporation, consortium, association or other entity that competes with GTI or any of its direct or indirect affiliates, parents, or subsidiaries, in the Russian Federation or the Commonwealth of Independent States within such six (6) month period, with such six (6) month period under this section 13(a) increasing to nine (9) months following the completion by the Employee of one year of employment under this Agreement;

(b)	During the term of this Agreement, and for a subsequent period of six (6) months, the Employee shall not, without the prior written consent of GTI, directly or indirectly through any other person or entity, with such six (6) month period under this section 13(b) increasing to nine (9) months following the completion by the Employee of one year of employment:
(i)	solicit, entice, persuade or induce any individual who is at any time during the term of this Agreement, an officer, director or employee of GTI, or any of its subsidiaries or affiliates or parents, direct or indirect, to terminate or refrain from renewing or extending such person’s employment with GTI or such subsidiary or affiliate or parent, direct or indirect, or to become employed by, enter into contractual relations with, or become consultant to any other individual or entity, and the Employee shall not approach any such employee for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity; or

(ii)	except in accordance with the Employee’s duties on behalf of GTI, solicit, entice, persuade, or induce any individual or entity which currently is, or at any time during the term of this Agreement shall be, a customer, consultant, vendor, supplier, lessor or lessee of GTI, or any of its subsidiaries or affiliates or parents, direct or indirect, to terminate or refrain from renewing or extending its contractual or other relationship with GTI or such subsidiary or affiliate or parent, direct or indirect, and the Employee shall not approach any such customer, vendor, supplier, consultant, lessor or lessee for such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.
(c)	The Employee shall not at any time during or after the term of this Agreement:
(i)	other than when required in the ordinary course of business of GTI, disclose, directly or indirectly, any person, firm, corporation, partnership, association or other entity, any trade secret, or confidential information concerning the financial condition, suppliers, vendors, customers, lessors, or lessees, sources or leads for, and methods of obtaining, new business, or the methods generally of doing and operating the respective businesses of GTI or its affiliates and subsidiaries and parents, direct or indirect, to the degree such secret or information incorporates information that is proprietary to, or was developed specifically by or for GTI, except such information that is a matter of public knowledge, was provided to the Employee (without breach of any obligation of confidence owed to GTI) by a third party that is not a subsidiary or affiliate or parent, direct or indirect, of GTI, or is required to be disclosed by law or judicial or administrative process; or

(ii)	make any oral or written statement about GTI and/or its financial status, business, compliance with laws, personnel, directors, officers, consultants, services, business methods or otherwise, which are intended or reasonably likely to disparage GTI or otherwise degrade its reputation in the business or legal community in which it operates or in the telecommunications industry.
(d)	The Employee hereby represents that (i) the Employee is not restricted in any material way from performing the Employee’s duties hereunder as the result of any contract, agreement or law; and (ii) the Employee’s due performance of the Employee’s duties hereunder does not and will not violate the terms of any agreement to which the Employee is bound.
14.	Foreign Corrupt Practices Act.
The Employee agrees to comply in all material respects with the applicable provisions of the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”), as amended, which provides generally that under no circumstances will foreign officials, representatives, political parties or holders of public offices be offered, promised or paid any money, remuneration, things of value, or provided any other benefit, direct or indirect, in connection with obtaining or maintaining contracts or orders hereunder. When any representative, employee, agent, or other individual or organization associated with the Employee is required to perform any obligation related to or in connection with this Agreement, the substance of this section shall be imposed upon such person and included in any agreement between the Employee and any such person. Failure by the Employee to comply in all respects with the provisions of the FCPA shall constitute a material breach of this Agreement and shall entitle GTI to terminate this Agreement immediately upon such failure to comply. Additionally, the Employee hereby acknowledges that the Employee has read the “GTI Business Practices Training Program,” a copy of which has been provided to the Employee. The Employee also acknowledges that a condition precedent to the effectiveness of this Agreement shall be the execution by the Employee of the “Employee FCPA Certification,” a copy of which has been provided to the Employee. Additionally, and as a condition for GTI to continue this Agreement, the Employee may be required from time to time at the request of GTI to execute a certificate of the Employee’s compliance with the aforementioned laws and regulations.
15.	Compliance with Policy Manual and Policy for Purchases and Sales of Securities.
The Employee has read, and agrees to comply in all respects with GTI’s Policy Manual, as revised as of June 1, 2005, and as subsequently revised; and also agrees to comply in all respects with Legal Policy No. 1, “Policy and Procedures for Directors, Officers and Employees of Golden Telecom, Inc. and its Affiliates on Insider Trading and Tipping” and Legal Advisory Memorandum No. 1A, “Purchase and Sale of Golden Telecom Securities and Policy Regarding the Purchase and Sale of the Corporations Securities by Employees,” as such policies may be amended from time to time. Specifically, and without limitation, the Employee agrees that the Employee shall not purchase or sell stock in GTI or any of its subsidiaries, affiliates or parents, direct or indirect, at any time (i) that the Employee possesses material non-public information about GTI or any of its businesses; and (ii) during any “Trading Blackout Period” as may be determined by GTI, as set forth in Legal Policy No. 1 and Legal Policy No. 1A from time to time.
16. Indemnification.

GTI agrees to indemnify and hold the Employee harmless from any and all liability that he may incur in connection with his position as an officer, employee and, if elected, director of GTI and any of their affiliated corporations, to the maximum extent permitted under Delaware law. GTI agrees to maintain Directors and Officers liability insurance covering the Employee, such insurance to be of appropriate amount and scope under current industry standards for a company of GTI’s size.

17. Non-exclusivity of Rights.

Nothing in this Agreement shall prevent or limit the Employee’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by GTI, or any of its affiliated corporations and for which the Employee may qualify, nor shall anything herein limit or otherwise prejudice such rights as the Employee may have under any other agreements with GTI, or any affiliated corporations, including, but not limited to stock option or restricted stock agreements. Amounts which are vested benefits or which the Employee is otherwise entitled to receive under any plan or program of GTI, or any affiliated corporations at or subsequent to the date of the Employee’s termination from GTI shall be payable in accordance with such plan or program.
18. No Delegation.

The Employee shall not delegate the Employee’s employment obligations under this Agreement to any other person.

19. Notices.

Any written notice required by this Agreement will be deemed provided and delivered to the intended recipient when (i) delivered in person by hand; or (ii) three days after being sent via U.S. certified mail, return receipt requested; or (iii) the day after being sent via overnight courier, in each case when such notice is properly addressed to the following address and with all postage and similar fees having been paid in advance:
If to GTI:
Golden Telecom, Inc.
2831 29th Street, NW
Washington, DC 20008 USA
Attn: Director Human Resources
Copy: Chief Executive Officer
If to the Employee:
As of the Date of signing of this Agreement:
Derek Anthony Bloom
c/o Representation Office
Golden TeleServices, Inc.
1 Kozhevnichesky Proezd
Moscow 115114
Either party may change the address to which notices, requests, demands and other communications to such party shall be delivered personally or mailed by giving written notice to the other party in the manner described above.
20. Binding Effect.
This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns.
21. Entire Agreement.
This Agreement constitutes the entire agreement between the listed parties with respect to the subject matter described in this Agreement and supersedes all prior agreements,

understandings and arrangements, both oral and written, between the parties with respect to such subject matter. This Agreement may not be modified, amended, altered or rescinded in any manner, except by written instrument signed by both of the parties hereto; provided, however, that the waiver by either party of a breach or compliance with any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or compliance.
22. Severability.
In case any one or more of the provisions of this Agreement shall be held by any court of competent jurisdiction or any arbitrator selected in accordance with the terms hereof to be illegal, invalid or unenforceable in any respect, such provision shall have no force and effect, but such holding shall not affect the legality, validity or enforceability of any other provision of this Agreement, provided, however, that the provisions held illegal, invalid or unenforceable do not reflect or manifest a fundamental benefit bargained for by a party hereto.
23. Dispute Resolution and Arbitration.
In the event that any dispute arises between GTI and the Employee regarding or relating to this Agreement and/or any aspect of the Employee’s employment relationship with GTI, AND IN LIEU OF LITIGATION AND A TRIAL BY JURY, the parties consent to resolve such dispute through mandatory arbitration under the Commercial Rules of the American Arbitration Association (“AAA”), before a single arbitrator in a location mutually acceptable to the Employee and GTI. The parties hereby consent to the entry of judgment upon award rendered by the arbitrator in any court of competent jurisdiction. Notwithstanding the foregoing, however, should adequate grounds exist for seeking immediate injunctive or immediate equitable relief, any party may seek and obtain such relief; provided that, upon obtaining such relief, such injunctive or equitable action shall be stayed pending the resolution of the arbitration proceedings called for herein. The parties hereby consent to the exclusive jurisdiction in the state and Federal courts of or in the State of Delaware for purposes of seeking such injunctive or equitable relief as set forth above.

24. Choice of Law.
The Employee and GTI intend and hereby acknowledge that jurisdiction over disputes with regard to this Agreement, and over all aspects of the relationship between the parties hereto, shall be governed by the laws of the State of Delaware without giving effect to its rules for resolving conflicts of laws.
25. Section Headings.
The section headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Agreement.
26. Counterparts.
This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

27. Force Majeure.

Neither GTI nor the Employee shall be liable for any delay or failure in performance of any part of this Agreement to the extent that such delay or failure is caused by an event beyond its reasonable control including, but not be limited to, fire, flood, explosion, war, strike, embargo, government requirement, acts of civil or military authority, and acts of God not resulting from the negligence of the claiming party.
     IN WITNESS WHEREOF, the parties to this Agreement have executed and delivered this Agreement as of the day and year written above.

GOLDEN TELECOM, INC.

By:
Name:	Jean-Pierre Vandromme
Title:	Chief Executive Officer

EMPLOYEE

Name:	Derek Anthony Bloom

Annex A
Bonus Plan, subject to revision by the Board of Directors at any time and in any manner applicable to all senior officer of Golden Telecom, Inc.
Periodic Performance Incentives. Incentive awards are made on a quarterly or annual basis to executive officers and senior management on the basis of Company and business unit performance relative to budget in such areas as revenue, net income, and EBITDA, which is a common performance measure in the telecommunications industry and means earnings before interest, tax, depreciation and amortization. The Company adopted a revised executive officer and senior management executive bonus program in 2001, whereby an additional criterion, personal performance objectives, was added and executives and senior management are eligible for an annual incentive payment based on the fulfillment of these personal objectives. The bonus program was revised in 2003 such that all bonus components will be paid annually. The Company intends to continue providing incentives in concert with other compensation elements in order to maintain a competitive total compensation program for its executive officers. The Committee reviews and approves all performance measures and goals established under the annual and long-term incentive plans.

All in US$	Base Salary	Target Bonus	TB Performance	TB Subjective
		(“TB”)	Element (75%)	Element (25%)
Derek A. Bloom	300,000	105,000	78,750	26,250
TB Subjective = at discretion of Board. Officer TB Subjective pool can split between Officers in any way with no upper limit. At discretion of Board <100% of TB subjective pool can be awarded.
TB Performance = based on financial results relative to budget and split 33.3% revenue, 33.3% EBITDA and 33.3% EAT. If budget achieved then 100% of TB Performance paid. If 80% of budget then zero, if 120% of budget then 200% (capped >120% performance). Formula can be adjusted at discretion of Board to account for one-offs and other material issues as determined by the Board.